Exhibit 99.1

Jim Tolonen Joins Blue Coat Board of Directors

SUNNYVALE, Calif., May 22, 2008 – Blue Coat Systems, Inc. (Nasdaq: BCSI), the leader in WAN Application Delivery and Secure Web Gateway, today announced that James R. Tolonen has been elected to fill a newly created seat on the Company’s Board of Directors. With his election, Mr. Tolonen becomes the Company’s sixth board member and fifth independent director. He brings more than 35 years of experience in finance and financial management, and will serve on the Company’s Audit Committee.

“We are delighted to have Jim Tolonen join our Board of Directors,” said Brian NeSmith, president and chief executive officer, Blue Coat Systems. “Jim’s experience with successfully managing high growth companies should prove invaluable to Blue Coat, and we are confident that his extensive industry and professional experience will help us further develop and execute our corporate strategy.”

Mr. Tolonen has for the past five years served as the chief financial officer and senior vice president, finance and administration, of Business Objects, recently acquired by SAP. Before joining Business Objects, Mr. Tolonen served as the chief financial officer and chief operating officer of IGN Entertainment Inc., and as chief financial officer and a member of the Office of the President at Novell Inc. He is a past member and Chairman of The NASDAQ Issuer Affairs Committee.

About Blue Coat Systems

Blue Coat secures Web communications and accelerates business applications across the distributed enterprise. Blue Coat’s family of appliances and client-based solutions – deployed in branch offices, Internet gateways, end points, and data centers – provide intelligent points of policy-based control enabling IT organizations to optimize security and accelerate performance between users and applications. Blue Coat has installed more than 40,000 appliances worldwide. Blue Coat is headquartered in Sunnyvale, California, and can be reached at (408) 220-2200 or www.bluecoat.com.

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FORWARD LOOKING STATEMENTS: The statements contained in this press release that are not purely historical are forward-looking statements, including statements regarding Blue Coat Systems’ expectations, beliefs, intentions or strategies regarding the future, and including statements regarding the capabilities and expected performance of Blue Coat Systems’ products. All forward-looking statements included in this press release are based upon information available to Blue Coat Systems as of the date hereof, and Blue Coat Systems assumes no obligation to update any such forward-looking statements. Forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially from those projected. These and other risks relating to Blue Coat Systems’ business are set forth in Blue Coat Systems’ Form 10-K for the year ended April 30, 2007, and Form 10-Q for the quarter ended January 31, 2008, filed with the Securities and Exchange Commission.

Media Contacts:	Investor Contact:

Steve Schick	Daniel Levy
Blue Coat Systems	Blue Coat Systems
steve.schick@bluecoat.com	daniel.levy@bluecoat.com
408-220-2076	408-220-2318